Exhibit 5.1

[Bryan Cave LLP Letterhead]

April 1, 2013

Board of Directors
Centene Corporation
7700 Forsyth Blvd.
St. Louis, MO 63105

Re:    Centene Corporation

Ladies and Gentlemen:

We have acted as special counsel to Centene Corporation (the “Company”) in connection with the issuance and sale of shares of the Company's common stock of the Company, par value $0.001 per share, having an aggregate offering price of up to $15,300,000 (the “Shares”) pursuant to that certain Sales Agreement (the “Agreement”) dated April 1, 2013 between the Company and Morgan Stanley & Co. LLC (the “Manager”), as sales agent. The Shares are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”). This opinion is being delivered in connection with (a) that certain Registration Statement on Form S-3 (File No. 333-187652), filed with the Securities and Exchange Commission (the “Commission”) on April 1, 2013 (the “Registration Statement”) and (b) a Prospectus Supplement, dated April 1, 2013 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424 under the Act, which supplements the prospectus contained in the Registration Statement.

In connection herewith, we have examined:

(1)    the Certificate of Incorporation, as amended, of the Company;
(2)    the By-laws of the Company;
(3)    the Agreement; and
(4)    the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission's Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on Edgar or with such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement and certificates or statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that upon the issuance and delivery of the Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission. We do not render any opinions except as set forth above.

We hereby consent to the filing of this opinion letter as an exhibit to the Company's Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. We also consent to your filing copies of this opinion letter with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP